UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Invesco QQQ TrustSM, Series 1

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   PO Box 211230, Eagan, MN 55121-9984

Help us shape the future of Invesco QQQ! Brian Hartigan, the Global Head of ETFs at Invesco, breaks down the current proxy proposals, what it means for shareholders, and how you can vote.

IMMEDIATE ACTION NEEDED BELOW

Invesco QQQ TrustSM, Series 1

Dear Shareholder:

We are writing to ask you to call us in connection with your investment in the Invesco QQQ TrustSM, Series 1 (the “Trust” or “QQQ”).

1-800-887-2299

Invesco is working with Sodali & Co. Fund Solutions to connect with QQQ shareholders.

Please call them at your earliest convenience. Hours of Operation:

•	Monday – Friday from 10:00 a.m. to 11:00 p.m. ET
•	Saturday from 12:00 p.m. to 5:00 p.m. ET

Please have your reference number(s) below ready, and a representative will assist you. Thank you in advance for your support.

REFERENCE NUMBER(S):

The link to Brian Hartigan’s video and links to all materials related to the proxy can be found at:

https://proxyvotinginfo.com/p/qqq

QQQ – IA3

Hello, I’m Brian Hartigan, Global Head of ETFs at Invesco.

I am reaching out about your investment in Invesco QQQ ETF. Our proxy solicitor, Sodali & Co, is calling to assist Invesco to secure the votes needed to Modernize and Enhance QQQ.

The positive changes to QQQ will not change your investment. QQQ will continue to track the Nasdaq-100 with the same trusted management and operational team.

In addition, QQQs expense ratio will decrease 10% and your proxy vote will have No Tax Impact to you the shareholder.

Thanks for your support to modernize and enhance QQQ.

Please call our solicitor, Sodali at 800-886-4839 to vote your shares.

Disclosures:

Invesco Distributors, Inc., ETF distributor, and Invesco Capital Management LLC, ETF sponsor, do not provide financial advisory services or tax advice. Investors should consult a financial professional before making any investment decisions. Investors should also consult their own tax professionals for information regarding their own tax situations. This content is for informational purposes only and should not be construed as legal, tax, investment, financial, or other advice; nor should it be construed as a solicitation, recommendation, endorsement, or offer for any investment strategy or product for a particular investor.

Not a Deposit | Not FDIC Insured | Not Guaranteed by the Bank | May Lose Value | Not Insured by any Federal Government Agency

There are risks involved with investing in ETFs, including possible loss of money. Shares are not actively managed and are subject to risks similar to those of stocks, including those regarding short selling and margin maintenance requirements. Ordinary brokerage commissions apply. The Fund’s return may not match the return of the Underlying Index. The Fund is subject to certain other risks. Please see the current prospectus for more information regarding the risk associated with an investment in the Fund.

Investments focused in a particular sector, such as technology, are subject to greater risk, and are more greatly impacted by market volatility, than more diversified investments.

The Nasdaq-100® Index comprises the 100 largest non-financial companies traded on the Nasdaq. An investor cannot invest directly in an index.

Shares are not individually redeemable and owners of the Shares may acquire those Shares from the Funds and tender those shares for redemption to the Funds in Creation Unit aggregations only, typically consisting of 50,000 Shares.

The sponsor of the Invesco QQQ TrustSM, a unit of investment trust, is Invesco Capital Management LLC (Invesco). NASDAQ, Nasdaq-100 Index, Nasdaq-100 Index Tracking Stock and QQQ are trade/service marks of The Nasdaq Stock Market, Inc. and have been licensed for use by Invesco, QQQ’s sponsor. NASDAQ makes no representation regarding the advisability of investing in QQQ and makes no warranty and bears no liability with respect to QQQ, the Nasdaq-100 Index, its use or any data included therein.

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